Exhibit 10.2

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is made effective as of March 31, 2025 (the “Effective Date”), by and between Open Lending Corporation, a Delaware corporation (the “Company” and together with its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended, the “Company Group”), and Charles D. Jehl (“Executive”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Amended and Restated Employment Agreement, dated as of September 11, 2024, by and between the Company and Executive (the “Employment Agreement”).

RECITALS

WHEREAS, Executive currently serves as the Chief Executive Officer and Interim Chief Financial Officer of the Company and member of the Board of Directors of the Company (the “Board”) pursuant to the Employment Agreement; and

WHEREAS, the Company and Executive (each a “Party” and, collectively, the “Parties”) each desire to enter into this Agreement to set forth the Parties’ agreement as to the transition of Executive’s duties and responsibilities in connection with Executive’s termination of employment with the Company and the hiring of an individual to succeed Executive as the chief financial officer of the Company (such individual, the “Successor Chief Financial Officer”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

1. Qualifying Termination Date; Departure Date. Executive’s employment with the Company Group shall cease effective as of the 90th day following the Effective Date (the “Transition Date”) or, if earlier, upon (x) Executive’s termination of employment by the Company Group for any reason, (y) Executive’s termination of employment for Good Reason where such occurrence giving rise to Good Reason occurs following the Effective Date, or (z) Executive’s termination of employment as a result of Executive’s death or Disability (such date, the “Qualifying Termination Date”). Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit either Party from terminating the employment of Executive for any reason prior to the Transition Date (the date of termination of employment, whether on or before the Transition Date, the “Departure Date”). Effective as of the Departure Date, Executive shall be deemed to have resigned from all positions Executive holds as director, officer or employee with respect to the Company Group and agrees to execute all further documents reasonably necessary or appropriate to further memorialize any or all such resignations; provided, that Executive shall not be deemed to resign, and shall not have resigned or have been removed, from the Board, including by reason of the occurrence of the Qualifying Termination Date (unless such Qualifying Termination Date occurs by reason of Executive’s death). The Parties acknowledge and agree that Executive shall be eligible to receive (i) the Severance Pay and Benefits provided under Section 4(c) of the Employment Agreement, in accordance with the terms of the Employment Agreement and (ii) accelerated vesting of the currently unvested 210,084 restricted stock units granted on March 22, 2024, in accordance with the terms of the equity award agreement, in either case, by reason of the earliest to occur of the Transition Date, the Qualifying Termination Date or the Departure Date.

2. Transition Services. Executive shall remain the interim Chief Financial Officer of the Company until the earlier to occur of the Departure Date and the date that a Successor Chief Financial Officer commences employment with the Company Group. Following the date that a Successor Chief Financial Officer commences employment with the Company Group, Executive shall perform services related to transition of the duties, responsibilities and authorities of the position of chief financial officer to the Successor Chief Financial Officer as reasonably requested by the Chief Executive Officer of the Company and the Board. As consideration for continued services of Executive between the Effective Date and the earlier to occur of the Transition Date and the Qualifying Termination Date, the Company Group shall provide Executive with accelerated vesting of the unvested 109,809 time-based restricted stock units that would have vested had Executive’s employment with the Company Group continued through October 31, 2025. Any outstanding equity shall continue to vest in the ordinary course, pursuant to the terms of the applicable equity award agreement from the Effective Date through the Departure Date. Except as provided herein, each other equity or equity-based award held by Executive as of the Departure Date shall be forfeited.

3. Expenses. The Company shall reimburse Executive for Executive’s reasonable attorneys’ fees in connection with entering into this Agreement, up to $10,000. All reimbursement of expenses to Executive hereunder shall be conditioned upon presentation of sufficient documentation evidencing such expense.

4. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas, without application of any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

(b) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(d) Notice. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of Executive, to the most recent address shown in the personnel records of the Company or another member of the Company Group. All notices and communications shall be deemed to have been received on the date of delivery thereof.

(e) Entire Agreement; Certain Acknowledgements. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among any member of the Company Group and Executive with respect to the subject matter hereof; provided, that, except as otherwise provided in this Agreement, the Open Lending Corporation Indemnification Agreement entered into by Executive and the Company Group on August 28, 2020 and the Employment Agreement (and the Continuing Obligations provided therein) shall continue in accordance with its terms following the Effective Date. Executive hereby acknowledges and agrees that (i) Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment and (ii) Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement.

(f) Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(g) Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(i) Withholding. The Company Group shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(j) Section 409A. Sections 4(c)(iii) and 6 of the Employment Agreement is incorporated herein by reference.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

OPEN LENDING CORPORATION

By:	/s/ Blair Greenberg
	Name:	Blair Greenberg
	Title:	Chair, Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Charles D. Jehl
CHARLES D. JEHL

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]